Exhibit 10.21

AMENDMENT TO SUPPLY AGREEMENT

This Amendment (the “Amendment”) to the Supply Agreement dated June 26, 1995, by and between Centaur Pharmaceuticals, Inc. and Astra AB (the “Supply Agreement”) is made this 18th day of June, 2002, by and between Centaur Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 1220 Memorex Drive, Santa Clara CA 95050-2812 (“Centaur”) and AstraZeneca AB, successor to Astra AB, a corporation organized and existing under the laws of Sweden, S-151 85 Sodertalje, Sweden (“AstraZeneca”). Unless otherwise provided, all capitalized terms herein shall have the meaning as set forth in the Supply Agreement or License Agreement (each as defined below), including any exhibits or amendments thereto.

WHEREAS, Centaur and AstraZeneca entered into a Supply Agreement dated June 26, 1995 (the “Supply Agreement”);

WHEREAS, Centaur and AstraZeneca also entered into a Development, License and Marketing Agreement on June 26, 1995 (as subsequently amended, the “License Agreement”);

WHEREAS, the parties are executing an amendment to the License Agreement simultaneously with this Amendment; and

WHEREAS, the parties wish to clarify and amend certain aspects of the Supply Agreement and the License Agreement, particularly with regard to Centaur’s right to Co-Promote Licensed Product, Centaur’s right to manufacture Licensed Product, and Centaur’s right to receive royalties from AstraZeneca, given the changes contemplated by both this Amendment and the amendment to the License Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

A.	Amendment of Terms of Supply Agreement . The Supply Agreement is hereby amended as follows:

1.	Definitions. Sections 1.9, 1.10 and 1.15 of the Supply Agreement are hereby stricken in their entirety.

2.	Centaur Compensation. Section 3 of the Supply Agreement is hereby stricken in its entirety and replaced with the following:

“3.	Centaur Compensation: As total compensation to Centaur for Centaur’s obligations undertaken pursuant to this Supply Agreement and the supply of Substance for Licensed Product, AstraZeneca shall pay to Centaur a supply price as follows:

3.1	NXY-059. The supply price paid by AstraZeneca for the Substance for NXY-059 shall be based upon the quantity ordered

[*]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED.

as further set forth in the table in Exhibit “A” hereto. The supply price to be paid by AstraZeneca pursuant to this Section 3.1 shall be adjusted on June 30th of each year, excluding the year 2002, in accordance with the U.S. Consumer Price Index. In addition to the supply price, AstraZeneca shall reimburse Centaur for its reasonable costs of raw materials associated with the manufacture of the Substance of NXY-059. Such costs shall be reimbursed within thirty (30) days of AstraZeneca’s receipt of invoice for the raw material costs.”

3.	Supply for Pre-Clinical and Clinical Use. Section 4 of the Supply Agreement is hereby stricken in its entirety and replaced with the following:

“4.	Supply for Pre-Clinical and Clinical Use.

4.1	NXY-059. Except as otherwise provided in this Amendment or in the Supply Agreement, AstraZeneca shall manufacture one hundred percent (100%) of the Substance for NXY-059 for its use in pre-clinical and clinical studies only.”

4.	Supply for Commercial Use. Section 5 of the Supply Agreement is hereby stricken in its entirety and replaced with the following:

“5.	Supply for Commercial Use.

5.1	Quantity. Except as otherwise provided in Section 5.2 below, Centaur shall have the right, but not the obligation, to manufacture and supply to AstraZeneca up to fifty percent (50%) of all Substance for NXY-059 for AstraZeneca’s commercial needs per year, up to an annual maximum of 2,000 kg. Centaur may, at its option, assign such manufacturing and supply rights to a third party manufacturer (the “Centaur Assignee”); provided, however, that (i) such Centaur Assignee has the requisite legal and regulatory approvals and authority to undertake such manufacturing and supply obligations, (ii) such manufacturing takes place on the manufacturing site being used by Centaur for manufacturing at the time such assignment is made, and (iii) such assignment shall be immediately revoked if AstraZeneca, in its sole discretion, determines at any time that the Centaur Assignee does not have the capability to manufacture and supply to AstraZeneca the quantity and quality of Substance for NXY-059 based on AstraZeneca’s assessment of the Centaur Assignee’s noncompliance with legal and regulatory obligations to undertake such manufacturing and supply obligations or such Centaur Assignee’s inability to meet AstraZeneca’s commercial needs.

5.2	Plant Validation Lots. Notwithstanding Section 5.1, to the extent permitted by applicable law or regulation, AstraZeneca shall be able to first satisfy its commercial needs for Substance for NXY-

059 produced from its plant validation lots. Once those lots are exhausted, Centaur shall have the right, but not the obligation, to supply up to fifty percent (50%) of all Substance for NXY-059 for AstraZeneca’s commercial needs in accordance with Section 5.1 of this Amendment, subject to Section 5.3.

5.3	Substance Order Methodology. On June 30th of each year the Supply Agreement is in effect, AstraZeneca shall provide Centaur with a firm purchase order of its commercial needs for the following calendar year, up to a maximum of 2,000 kg (the “AstraZeneca Order”). Centaur shall have the option to accept all or part of the annual AstraZeneca Order, and on or before July 31st of each year, Centaur will firmly commit to AstraZeneca the amount of the AstraZeneca Order that it will fulfill and AstraZeneca will firmly commit to Centaur to purchase from Centaur such amount of the AstraZeneca Order. On or before September 31, Centaur and AstraZeneca shall agree upon a delivery schedule for all Substance for NXY-059 by Centaur for the following calendar year.

5.4	Quality Assurance. The delivery of all Substance for NXY-059 shall be subject to the provision of a Quality Assurance Agreement to be entered into between the parties at an appropriate time before the commencement of Centaur’s supply of substance for commercial use.

5.5	Payment. Payment for the Substance for NXY-059 supplied for AstraZeneca’s commercial use shall be made by AstraZeneca to Centaur within thirty (30) days of Centaur’s delivery of the Substance for NXY-059.”

5.	Purchase Undertaking and Manufacturing License. Sections 6.1 (Exclusive Supply), 6.2 (Astra’s Manufacture of Substance) and 6.3 (Force Majeure – Manufacture) of the Supply Agreement are hereby stricken in their entirety. Sections 6.4 (Astra Improvements to Product Know-How), 6.5 (Access to Centaur Technology and Product Know-How) and 6.6 (Notification of Events Concerning Supply) of the Supply Agreement remain in full force and effect.

B.	Ratification. In all other respects, the Supply Agreement remains in full force and effect and the parties do hereby ratify the remaining terms and provisions thereof; except to the extent any remaining terms are inconsistent with the terms of this Amendment, in which event they shall be construed in a manner consistent with the parties’ intent as set forth in this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to Supply Agreement to be executed by their duly authorized representatives as of the day and year first written above.

CENTAUR PHARMACEUTICALS, INC.		ASTRAZENECA, A.B.

By:	/s/ JOHN WALKER	By:	/s/ GLENN ENGELMANN
	John Walker Chairman, and Interim Chief Executive Officer		Glenn Engelmann Authorized Signatory

Exhibit A

Centaur Purchase Cost Table

Per KG

(Excluding Raw Materials)

Based on Annual Ordered Quantity

Subject to Annual CPI adjustments

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